EXHIBIT 23.5

August 11, 2016

CONSENT OF DANIEL ROTH

United States Securities and Exchange Commission

I, Daniel Roth, P.E., of M3 Engineering & Technology Corporation, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the technical report dated November 5, 2014, which is entitled “Escobal Mine Guatemala NI 43-101 Feasibility Study” (the “Escobal Feasibility Study”) and all other references to the Escobal Feasibility Study included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Daniel Roth
Daniel Roth, P.E.
M3 Engineering & Technology Corporation